 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Aspira Women’s Health Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASPIRA WOMEN’S HEALTH INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22,  2021
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Dear Stockholder:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Aspira Women’s Health Inc., (formerly known as Vermillion, Inc.) a Delaware corporation (the “Company”), will be held on Tuesday, June 22,  2021 at 8:00 a.m. (Eastern Daylight Time).  This year’s Annual Meeting will be conducted online via live webcast at register.proxypush.com/awh

The Annual Meeting will be held for the following purposes:

1.

To elect as directors the five nominees named in the proxy statement and recommended by the Board of Directors to serve for a one-year term expiring at the 2022 annual meeting of stockholders and until their successors are elected and qualified (Proposal 1);

2.	To hold an advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in the proxy statement (Proposal 2);
3.	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal 3); and
4.	To transact such other business as properly may be brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on April 23,  2021 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during the Annual Meeting at register.proxypush.com/awh or by contacting the Corporate Secretary at (585)  491-4199 in order to arrange a viewing of the list during the period of 10 days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT.  IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY INTERNET TODAY OR REQUEST A PROXY CARD TO SIGN, DATE AND RETURN BY MAIL AS SOON AS POSSIBLE.

All stockholders are cordially invited to attend the Annual Meeting virtually. Even if you plan to virtually attend the Annual Meeting, you are urged to vote by Internet or request a proxy card to sign, date and return by mail in order to ensure your representation at the Annual Meeting. Any stockholder attending the Annual Meeting may change his or her vote and vote online even if that stockholder has voted previously.

Austin, Texas May 7, 2021	By Order of the Board of Directors /s/ Valerie B. Palmieri___________ Valerie B. Palmieri President, Chief Executive Officer and Director

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 22,  2021

The proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 are also available at http://www.aspirawh.com or http://materials.proxyvote.com/04537Y for beneficial owners and www.proxydocs.com/awh for registered holders.

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TABLE OF CONTENTS

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ASPIRA WOMEN’S HEALTH INC.

12117 Bee Caves Road, Building III, Suite 100
Austin, Texas 78738

___________________

PROXY STATEMENT

___________________

Annual Meeting of Stockholders to be Held on June 22,  2021

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Aspira Women’s Health Inc., a Delaware corporation (“Aspira,” the “Company,” “we,” “us” or “our”), for use at our 2021 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 22,  2021 at 8:00 a.m. (Eastern Daylight Time). The Annual Meeting will be conducted online via live webcast at register.proxypush.com/awh. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400.

Electronic Delivery of Proxy Materials

In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules and regulations, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, this year we will furnish proxy materials, which include this proxy statement and the accompanying proxy card,  Notice of the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2020, to our stockholders over the Internet unless otherwise instructed by the stockholder.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will first be mailed to stockholders on or about May 11,  2021.

Attending the Virtual Annual Meeting

Due to the public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our stockholders, this year’s Annual Meeting will be a completely virtual meeting, which will be conducted online via live webcast. You will not be able to attend the Annual Meeting physically. You are entitled to participate in the Annual Meeting if you owned shares of our common stock as of the close of business on April 23,  2021.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting register.proxypush.com/awh. If you own shares as a “registered holder,” rather than through a broker, bank or nominee, you will need the 11-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card to participate in the Annual Meeting. If you own shares as a “beneficial owner” through a broker, bank or nominee, you must contact the broker, bank or nominee that holds your shares to obtain a legal proxy from them and a meeting access control number in advance to attend the Annual Meeting.

If you do not have your control number, you may still attend the Annual Meeting as a guest (non-shareholder) but you will not have the option to participate in or vote your shares electronically at the Annual Meeting.

The Annual Meeting webcast will begin promptly at 8:00 a.m. Eastern Daylight Time, on June 22,  2021. Online access will begin at 7:45 a.m., Eastern Daylight Time, and we encourage you to access the meeting prior to the start time. You will not be able to attend the Annual Meeting if you do not have Internet access.

Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described further in “Voting” on page 2 so that your vote will be counted if you later decide not to participate in the Annual Meeting.

Following the formal business of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters, as time permits. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call: 1-800-468-9716.

Record Date; Outstanding Shares

Only stockholders of record at the close of business on April 23,  2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 111,946,449 shares of our common stock issued and outstanding and entitled to vote.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us at our principal executive offices (12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, Attention: Investor Relations) either a written notice of revocation or a duly executed proxy card bearing a later date, or by virtually attending the Annual Meeting and voting. Attendance at the Annual Meeting will not, by itself, revoke a proxy. For shares held in street name by beneficial owners, holders may change their votes by submitting a later dated voting instruction form to their brokers, banks or other nominees or, if they have obtained legal proxies from their brokers, banks or other nominees giving them the right to vote their shares at the Annual Meeting, by virtually attending the Annual Meeting and voting.

Solicitation of Proxies

This solicitation of proxies is made by us and all related costs will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally or by electronic or regular mail, telephone or facsimile.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote for each director to be elected and one vote on each other matter to be voted on. Stockholders do not have cumulative voting rights.

Voting in Advance of the Annual Meeting

You may vote your shares in advance of the Annual Meeting by Internet,  telephone or by mail.

By Internet:  You may vote your shares by Internet as instructed on the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate your identity, to allow you to vote your shares, and confirm that your instructions have been properly recorded.

By Telephone:  You may vote your shares by telephone as instructed in your paper proxy card, if you request one.

By Mail:  If you request paper proxy cards by telephone, email or Internet, you may elect to vote by mail. If you elect to do so, you should sign and date each proxy card you receive. When a proxy card is properly dated, executed and returned, the shares represented by such proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder as set forth on the proxy card.  If no specific instructions are given, the shares will be voted in accordance with the Board’s recommendation, as follows:

•	“FOR” the election of each director nominee (Proposal 1);
•	“FOR” the approval of the compensation of our Named Executive Officers (as such term is defined under “Compensation Discussion and Analysis” below) (Proposal 2); and

•	“FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal 3).

In addition, shares will be voted at the discretion of the individuals designated as proxies on the proxy card on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting During the Annual Meeting

If you are a registered holder, you may vote by accessing the webcast online at register.proxypush.com/awh, having the 11-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card available, and following the instructions.

If you are a beneficial owner, you must contact the broker, bank or nominee that holds your shares to obtain a legal proxy from them and a meeting access control number.  To vote during the meeting, beneficial owners must submit the legal proxy they obtained from their bank, broker or other nominee either in advance of the meeting, by emailing the legal proxy to EQSS-ProxyTabulation@equiniti.com, or along with the voting ballot that will be made available during the meeting.

Quorum; Required Votes; Abstentions; Broker Non-Votes

Quorum

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Stockholders attending the Annual Meeting via webcast are deemed to be present “in person”. When shares are properly voted in accordance with the procedures above, such shares are counted in determining whether a quorum exists, even if the shares are voted “ABSTAIN.” Broker non-votes (as defined below) are also counted for purposes of determining a quorum.

Required Votes

The proposal to elect directors (Proposal 1) in an uncontested election requires the affirmative vote of a majority of the votes properly cast at the Annual Meeting in person or by proxy and entitled to vote. Majority voting means that a nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

The proposals to approve the compensation of our Named Executive Officers (Proposal 2) and to ratify the selection of BDO USA, LLP as our independent registered public accounting firm (Proposal 3) each require the affirmative vote of a majority of the votes properly cast at the Annual Meeting in person or by proxy and entitled to vote.

Abstentions

Shares voted “ABSTAIN” from the proposals to elect directors (Proposal 1), to approve the compensation of our Named Executive Officers (Proposal 2) and to ratify the selection of BDO USA, LLP as our independent registered public accounting firm (Proposal 3) will have no effect on the outcome of the votes.

Broker Non-Votes

If a stockholder holds shares in the name of a broker, bank or nominee (this is called “street name”), the broker, bank or nominee will send to the stockholder a voting instruction form with this proxy statement. The broker, bank or nominee is not permitted to vote on the stockholder’s behalf on certain matters that are not “routine,” such as the proposals regarding the election of the director nominees and the approval of executive compensation, unless the stockholder provides specific instructions by completing and returning the voting instruction form (these uninstructed votes are termed “broker non-votes”). Broker non-votes are not treated as entitled to vote on these proposals and, therefore, are not counted for purposes of determining the number of votes cast with respect to these particular proposals.

Broker non-votes will have no effect on the outcome of the votes with respect to the proposals to elect the director nominees (Proposal 1) or to approve the compensation of our Named Executive Officers (Proposal 2).

The proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm (Proposal 3) is considered a routine matter, and the broker, bank or nominee is allowed to vote the shares in street name, without receiving specific instructions from stockholders on how to vote the shares on that proposal.

Householding of Proxy Materials

Some banks, brokers and other nominee registered holders may be “householding” our proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials or our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, or copies of our proxy statement and annual report to stockholders, to you if you call or write to us at our principal executive offices, 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, Attn: Investor Relations, telephone: (512) 519-0400. If you want to receive separate copies in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee, or you may contact us at the above address or telephone number.

Submission of Stockholder Proposals for the 2022 Annual Meeting

In order to be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), stockholder proposals must comply with Rule 14a-8(e) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules. Rule 14a-8 requires that stockholder proposals be delivered to our principal executive offices no later than 120 days before the one-year anniversary of the release date of the previous year’s annual meeting proxy statement. Accordingly, if you wish to submit a proposal to be considered for inclusion in the proxy statement for our 2022 Annual Meeting, you must submit the proposal in writing to Aspira Women’s Health Inc., 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, Attention: Corporate Secretary. We must receive the proposal by January 7, 2022 in order to consider it for inclusion in the proxy statement for our 2022 Annual Meeting.

Stockholder proposals and director nominations not included in our proxy statement for our 2022 Annual Meeting will not be eligible for presentation at the meeting unless they comply with the advance notice requirements set forth in our Bylaws, including that the stockholder gives timely notice of the proposal or nomination in writing to our principal executive offices. To be timely, stockholder proposals and director nominations must be received by us not earlier than 5:00 p.m. Eastern Time on the 120th day nor later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the previous year’s annual meeting. Accordingly, proposals and nominations that are not received between February 22,  2022 and March 24,  2022 will not be voted on at the 2022 Annual Meeting. Our Bylaws contain provisions regarding information that must be set forth in a stockholder’s notice or otherwise provided in connection with stockholder proposals and director nominations.

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE VOTE BY INTERNET TODAY OR REQUEST A PROXY CARD TO SIGN, DATE AND RETURN BY MAIL AS SOON AS POSSIBLE.

If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote your shares upon specific instructions from you. Please contact the person responsible for your account at your broker or bank to ensure that a proxy is voted on your behalf.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of six members, five of whom have been re-nominated for election at the Annual Meeting, with directors serving for a one-year term expiring at the Annual Meeting and until their successors are elected and qualified.

If elected by our stockholders, each of the five nominees named below, all of whom currently serve on our Board, will serve for a one-year term expiring at our 2022 annual meeting of stockholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Stockholders may not vote for more than five nominees.

In evaluating the suitability of individual Board members, our Nominating and Corporate Governance Committee takes into account many factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment.

Nominees for Director

 Information regarding the nominees for the Board of Directors is set forth below. The Company has no reason to believe that the nominees would be unable or unwilling to serve as a director if elected. However, in the event that any of the nominees is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the Board to fill the vacancy.

Name	Age	Position with Aspira
Sandra Brooks, M.D, M.B.A.	60	Member - Compensation Committee
Veronica G.H. Jordan, Ph.D.	70	Chairperson - Compensation Committee; Member - Audit Committee
Mr. James T. LaFrance	62	Chairperson of the Board; Chairperson - Nominating and Governance Committee
Ms. Valerie B. Palmieri	59	President, Chief Executive Officer and Director
Ms. Nicole Sandford	51	Member - Audit Committee; Member - Nominating and Governance Committee

Sandra Brooks, M.D., M.B.A., age 60, Dr. Brooks was appointed to the Board of Directors in November 2020. Dr. Brooks is Senior Vice President & Chief Medical Officer at Thomas Jefferson University Hospitals, Center City Division, and a Professor in the Department of Obstetrics and Gynecology, Sidney Kimmel Medical College. Dr. Brooks trained in Obstetrics and Gynecology at the Hospital of the University of Pennsylvania and in Gynecologic Oncology at the Brigham and Women’s Hospital, Harvard Medical School, Dr. Brooks also served as Professor and Director of the Division of Gynecology Oncology at the University of Maryland for 10 years where in addition to clinical practice, and teaching trainees, her research focused on health services and cancer disparities. Dr. Brooks received her MBA in Medical Services Management at Johns Hopkins University before transitioning to physician executive roles in multi-site ambulatory and health system settings.

Our Board has determined that based upon Dr. Brooks’ extensive experience in the medical and health sciences, she has the qualifications and skills to serve as a member of our Board and member of our Compensation Committee. Dr. Brooks was initially identified as a potential director candidate by our Chief Executive Officer.

Veronica G.H. Jordan, Ph.D., age 70, Dr. Jordan became a director of Aspira in December 2014 and serves as the Chairperson of our Compensation Committee and a member of our Audit Committee. Since 2007 she has served as an advisor to companies developing novel healthcare products and services. Previously, from 2001 to 2006, she was President and Chief Executive Officer of Medelle Corporation, a medical device company in women’s health. Prior to that, Dr. Jordan served for fourteen years in various executive positions at PAREXEL International

Corporation. Earlier, she held business leadership roles at Biogen and managed an R&D department for Baxter International. Dr. Jordan served as a director of Albany Molecular Research Inc. (formerly Nasdaq:AMRI) from 2006 to 2016. She currently serves on the board of Bicycle Therapeutics (Nasdaq: BCYC) and is also the Chairperson for Royal Neighbors of America, a private life insurance company. In addition, Dr. Jordan currently serves on the boards of a number of not-for-profit organizations working to advance healthcare initiatives. She earned a B.Sc. in Biochemistry from Cambridge University and a Ph.D. in Biochemistry/Cell Biology from Oxford University. Dr. Jordan holds an Executive Masters Professional Director Certification from the American College of Corporate Directors.

Our Board has determined that based upon Dr. Jordan’s extensive experience in the life sciences industry, including relevant experience as a current and prior director and as an executive officer, she has the qualifications and skills to serve as a member of our Board, member of our Audit Committee and Chairperson of our Compensation Committee.

James T. LaFrance, age 62, was appointed to our Board in December 2013 and was also appointed Chairperson of our Board. Mr. LaFrance was initially designated as a director nominee pursuant to the Stockholders Agreement described under “Certain Relationships and Related Transactions” below. He also served as our President and Chief Executive Officer from April 2014 to December 2014. Mr. LaFrance has over thirty years of diagnostic industry experience. From May 2012 to September 2013, Mr. LaFrance was head of digital pathology and acting Chief Executive Officer of Omnyx, LLC for GE Healthcare, a medical technology provider. From 2009 to 2011, Mr. LaFrance was the President and Chief Executive Officer of LaFrance Consulting, an independent consulting firm. Prior to that, Mr. LaFrance held a series of commercial, strategic marketing and business development leadership roles at Ventana Medical Systems, Inc. (now Roche Tissue Diagnostics), a provider of tissue-based diagnostic solutions, including general manager of their North American and International commercial organizations from 2001 to 2009. Prior to Ventana, Mr. LaFrance served in leadership roles in strategic marketing and business development at Bayer Diagnostics. He currently serves as a member of the boards of HTG Molecular, Inc. and Personal Genome Diagnostics, Inc. He earned a Bachelor of Arts degree in Economics from the University of Connecticut and an M.B.A. from the University of Notre Dame.

Our Board has determined that based upon Mr. LaFrance’s demonstrated executive-level management and commercial operations skills, as well as his prior role as our President and Chief Executive Officer and his prior board position, he has the qualifications and skills to serve as a member and the Chairperson of our Board and Chairperson of our Nominating and Governance Committee.

Valerie B. Palmieri, age 59, was appointed as our President and Chief Executive Officer in January 2015 and was elected to our Board in June 2015. She first joined Aspira as Chief Operating Officer in October 2014. Ms. Palmieri brings to Aspira more than 30 years of experience in the diagnostic laboratory industry, serving in numerous sales, operations, and executive leadership positions for both laboratory service and consulting organizations.

From April 2009 to October 2014, Ms. Palmieri was the President and Chief Executive Officer of Momentum Consulting, LLC, a national consulting firm serving the life science and diagnostic laboratory industries. During her time at Momentum, Ms. Palmieri also served as CEO/President of two healthcare start-ups that resulted in a successful exit for one and won her recognition as one of the “Top 10 Entrepreneurs of Springboard Enterprises” for the other. Prior to that she spent six years as the National Vice President of Anatomic Pathology Operations with LabCorp, one of the largest public diagnostic laboratories in the world. LabCorp was the successor company to Dianon Systems, also a publicly traded company, where she served as Senior Vice President of Operations. She was a key leader in the sale of Dianon to LabCorp in 2003. Ms. Palmieri holds a Bachelor of Science degree in Medical Technology from Western Connecticut State University.

Our Board has determined that based upon Ms. Palmieri’s extensive experience in the life science and diagnostic laboratory industries, including relevant experience as our President and Chief Executive Officer and as an executive officer, she has the qualifications and skills to serve as a member of our Board.

Nicole Sandford, age 51, was appointed to the Board of Directors in February 2021. Ms. Sandford is a qualified audit committee financial expert with extensive experience advising boards and senior executives on accounting, auditing, governance, risk, compliance, crisis response and regulatory remediation. She served global accounting and consulting firm Deloitte from 1993 to 2020, most recently as the national managing partner for its Regulatory and Operational Risk practice. She has served as the audit partner for complex public companies in a variety of industries including technology, healthcare and manufacturing. As one of Deloitte’s most knowledgeable experts in corporate governance, Ms. Sandford was the architect and first leader of its Center for Board Effectiveness. After retiring from Deloitte in 2020, Ms. Sandford became EVP and board practice leader at Ellig Group, a New York-based search and advisory firm. She is Chairperson of Girl Scouts of Connecticut, director of the Stamford Public Education Foundation, Emeritus Member of the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware and member of the Greenwich Hospital Breast Center Accreditation Leadership Committee.

Our Board has determined that based upon Ms. Sandford’s extensive financial expertise and experience in leadership, she has the qualifications and skills to serve as a member of our Board, member of our Audit Committee and member of our Nominating and Governance Committee.  Ms. Sandford was initially identified as a potential director candidate by our Chief Executive Officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board has affirmatively determined, after considering all relevant facts and circumstances, that each of Sandra Brooks, Veronica G.H. Jordan, James T. LaFrance and Nicole Sandford is an independent director, as the term is currently defined under Nasdaq Listing Rule 5605(a)(2). The Board also affirmatively determined that David R. Schreiber, Nancy G. Cocozza and James S. Burns, who served on the Board during 2020 but are not standing for re-election, is or was an independent director.  In its determination of Mr. Schreiber’s independence, the Board considered his consulting agreement with the Company, dated March 25, 2021, as amended, pursuant to which Mr. Schreiber will perform certain consulting services for the Company following the conclusion of his service on the Board. The Board does not believe this consulting agreement will interfere with the exercise of Mr. Schreiber’s independent judgment or compromise his designation as an independent director, as the term is currently defined under Nasdaq Listing Rule 5605(a)(2), as he will not receive any related compensation until after he is no longer a member of the Board.  Valerie Palmieri is not an independent director because she currently serves as our President and Chief Executive Officer.

Board Leadership Structure

The Board believes that the leadership structure of the Board is a matter that should be evaluated and determined by the Board from time to time, based on the then-relevant facts and circumstances. The Board has chosen to separate the roles of Chief Executive Officer and Chairperson of the Board. This enables our President and Chief Executive Officer, Ms. Valerie Palmieri, to focus on the day-to-day operation of our business while allowing Mr. James LaFrance, our Chairperson of the Board, to focus on leadership of the Board. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight and management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, and the Company’s overall corporate governance.

Role of the Board in Risk Oversight

The Board is involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, and particularly the Audit Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors

Our Board establishes overall policies and standards and reviews the performance of management. The Board held ten meetings in 2020.  Each director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served that were held during the period for which he or she was a director. Applicable Nasdaq listing standards require that the independent directors meet at least twice a year, and perhaps more frequently from time to time in executive session. In 2020, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. We held our most recent annual meeting of stockholders on June 23,  2020 and all members of the Board standing for re-election attended the meeting.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of our financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Schreiber (Chairperson), Dr. Jordan and Ms. Sandford. The Audit Committee is governed by a written charter adopted by the Board. The Audit Committee charter can be found in the Investor Overview section of our website at http://www.aspirawh.com. The Audit Committee met four times in 2020. The Board has determined that all members of our Audit Committee are independent pursuant to applicable Nasdaq and SEC requirements. The Board has determined that each of Mr. Schreiber and Ms. Sandford qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making the determination that each of Mr. Schreiber and Ms. Sandford qualifies as an “audit committee financial expert,” the Board made a qualitative assessment of Mr. Schreiber’s and Ms. Sandford’s level of knowledge and experience based on a number of factors, including Mr. Schreiber’s experience as the chief financial officer of other companies and Ms. Sandford’s experience as a certified public accountant advising boards and senior executives. The Board expects that, following the Annual Meeting, the Board will appoint Ms. Sandford as Chairperson of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. The Compensation Committee reviews and recommends to the Board for approval the compensation (i.e., salary, bonus and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and other executive officers, reviews with management our Compensation Discussion and Analysis for inclusion in our proxy statements and other SEC filings, and administers the Vermillion, Inc. 2019 Stock Incentive Plan (the “2019 Plan”). The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Our executive officers recommend to the Compensation Committee of the Board business performance targets and objectives and provide background information about the Company’s underlying strategic objectives. Our Chief Executive Officer generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. Our executive officers are not present or involved in deliberations concerning their own compensation.

The Compensation Committee is currently composed of two directors: Dr. Jordan (Chairperson) and Dr. Brooks. The Board has determined that the members of our Compensation Committee are independent pursuant to applicable Nasdaq and SEC requirements. The Compensation Committee has adopted a written charter that can be found in the Investor Overview section of our website at http://www.aspirawh.com. The Compensation Committee met six times in 2020. The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2020 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks during 2020.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as our directors, and providing oversight with respect to corporate governance and ethical conduct.

Our Nominating and Governance Committee currently consists of Mr. LaFrance (Chairperson), Ms. Sandford and Mr. Schreiber. The Board has determined that the members of our Nominating and Governance Committee are independent pursuant to applicable Nasdaq listing standards. The Nominating and Governance Committee has adopted a written charter that can be found in the Investor Overview section of our website at http://www.aspirawh.com. The Nominating and Governance Committee met two times in 2020.

The information below describes the criteria and process that the Nominating and Governance Committee uses to evaluate candidates for selection to the Board.

Board Membership Criteria

The Nominating and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of directors. Nominees for director are selected on the basis of depth and breadth of experience, knowledge, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us in selecting director nominees. In particular, the Nominating and Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. Candidates are evaluated by the Nominating and Governance Committee on the basis of the factors described above under “Board Membership Criteria.” With respect to candidates for initial election to the Board, the Nominating and Governance Committee also reviews biographical information and qualifications and checks the candidates’ references. Qualified candidates are interviewed by at least one member of the Nominating and Governance Committee. Serious candidates meet, either in person or by telephone, with all members of the Nominating and Governance Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Nominating and Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend that the Board nominate, or elect to fill a vacancy with, a prospective candidate. Candidates recommended by the Nominating and Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Nominating and Governance Committee and/or the Board will consider nominees for director who are recommended by our stockholders, provided that written notice of any such recommendation is received by our Corporate Secretary within the timeframe established by our Bylaws with respect to director nominations by stockholders (see “Information About the Annual Meeting and Voting--Submission of Stockholder Proposals for the 2022 Annual Meeting”). All candidates for directors, including those who have been properly recommended or nominated by a stockholder, are evaluated using the criteria and process described above.

Recent Amendments to our Bylaws

The Board continues to monitor evolving governance standards and enhance our governance practices to serve the long-term interests of Aspira’s stockholders.  To that end, in 2021, we amended our Bylaws to adopt a majority vote standard in uncontested director elections. Our amended Bylaws also provide additional details regarding the time frames and procedures that must be followed and other requirements that must be met for our stockholders to nominate directors for election (see “Information About the Annual Meeting and Voting--Submission of Stockholder Proposals for the 2022 Annual Meeting”).

Prohibition on Hedging

All directors, employees, consultants and contractors of the Company, together with their respective family members, are prohibited from entering into hedging or monetization transactions or similar arrangements with respect to the Company’s common stock, including the purchase or sale of puts or calls or the use of any other derivative instruments.

Code of Ethics

We have adopted the Aspira Women’s Health Inc. Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our officers, directors and employees. The Code of Ethics is available in the Investor Overview section of our website at http://www.aspirawh.com. We will disclose on our website any waiver of, or amendment to, the Code of Ethics as required by applicable SEC and Nasdaq requirements.

Stockholder Communications

Our stockholders may communicate directly with the Board of Directors or individual directors in writing, addressed to:

Board of Directors
c/o Corporate Secretary
Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100
Austin, Texas 78738

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board (or to members of a committee thereof, if the communication relates to a subject matter clearly within that committee’s area of responsibility) or to any individual director, as applicable, each communication that (a) relates to our business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against us, a director, a member of our management, or our other employees, or to further a personal interest not shared by the other stockholders generally.

BOARD COMPENSATION

Our director compensation program is designed both to attract qualified non-employee directors and to fairly compensate them for their substantial responsibilities and time commitment. Periodically, the Compensation Committee reviews and determines the adequacy of the compensation program for non-employee directors and, based upon the results of its review, the Compensation Committee will make recommendations regarding the compensation program for non-employee directors to the Board. The 2020 annual level of non-employee director compensation did not change as compared to 2019. Directors are eligible to elect a mix of Restricted Stock Units (“RSUs”), stock option awards and cash awards. During 2020, the outside directors were compensated as follows:

	Director Retainer
	RSUs[1]	Options[1]
Chairperson of the Board	$ 60,000	$ 60,000
Other Outside Directors	40,000	40,000
Chairperson of the Audit Committee	7,500	7,500
Other Audit Committee Members	3,750	3,750
Chairperson of the Compensation Committee	6,000	6,000
Other Compensation Committee Members	3,000	3,000
Chairperson of the Nomination and Governance Committee	3,000	3,000
Other Nomination and Governance Committee Members	2,000	2,000

(1)

RSUs and stock option awards granted to non-employee directors vest 25% on April 1, 25% on June 1, 25% on September 1 and 25% on December 1, 2020. The RSUs that vested on April 1, June 1, and September 1 were settled in shares of Company common stock, while the RSUs that vested on December 1, 2020 were settled in cash.

2020 Director Compensation Table

The table below presents the compensation earned by our outside directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)(2)	Total
Sandra Brooks, M.D., M.B.A. (3)	$—	$—	$—	$—
James S. Burns D.L.S. (4)	—	112,687	46,000	158,687
Nancy Cocozza (5)	—	114,522	46,750	161,272
Veronica G.H. Jordan, Ph.D.	—	121,875	49,750	171,625
James T. LaFrance	—	146,981	60,000	206,981
Nicole Sandford (6)	—	—	—	—
David R. Schreiber	49,500	121,259	—	170,759

_____________________________

(1)

 Reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), of RSUs and options granted in fiscal year 2020 by the Company under its 2019 Stock Incentive Plan. The number of RSUs granted is determined by dividing the targeted grant value by a five day trailing average price of our common stock for the week prior to the date of grant of the RSUs. In 2020, the price and target value was fixed in March 2020 when the trailing average price per share of the Company’s stock was $0.71 per share. Included in this amount is the incremental fair value recognized in connection with the modification of the December 1, 2020 RSUs to provide for the cash settlement of such awards, calculated in accordance with ASC Topic 718, in the following amounts: Dr. Burns – $78,187; Ms. Cocozza – $79,459; Dr. Jordan – $84,562; Mr. LaFrance – $101,981 and Mr. Schreiber - $84,134.  For additional information regarding the assumptions made in calculating these amounts, see Note 9, Employee Benefit Plans, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

As of December 31, 2020, each individual who served as a non-employee director held outstanding stock options to purchase an equal number of shares of Company common stock as follows: Dr. Brooks – 0; Dr. Burns – 0; Ms. Cocozza – 208,090; Dr. Jordan - 221,444; Mr. LaFrance - 505,692; Ms. Sandford – 0 and Mr. Schreiber - 0.

(3)	Dr. Brooks was appointed to the Board, effective November 9, 2020, but did not participate in the 2020 director compensation program.
(4)	Dr. Burns retired from the Board, effective December 10, 2020.
(5)	Ms. Cocozza retired from the Board, effective March 31, 2021.
(6)	Ms. Sandford was appointed to the Board, effective February 17, 2021.

MANAGEMENT

Set forth below is certain biographical information about our current executive officers:

Name	Age	Positions
Valerie B. Palmieri	59	President and Chief Executive Officer
Robert Beechey	58	Chief Financial Officer

Valerie B. Palmieri - Biographical information about Ms. Palmieri can be found under “Director Biographies and Qualifications.”

Robert Beechey joined Aspira in December 2017 as our Chief Financial Officer. Prior to joining the Company, Mr. Beechey spent three years with Q2 Solutions, a Quintiles Quest joint venture that provides clinical trial laboratory services. From 2016 to 2017, he served as Vice President and General Manager and, from 2015 to 2016, he served as Chief Financial Officer. From 2011 to 2015, Mr. Beechey served as Vice President of Quintiles Transnational Corporation, a research, clinical trial and pharmaceutical consulting services company that was acquired by Quintiles IMS Inc. (now known as IQVIA) in 2016. He also spent four years with Thermo Fisher Scientific, and over ten years with Eastman Kodak Company. Mr. Beechey received his Bachelors of Science in Economics from the Wharton School of the University of Pennsylvania, and his M.B.A. from Insead.

COMPENSATION COMMITTEE REPORT1

Our executive compensation program for our Named Executive Officers is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the year-ended December 31, 2020.

This report is provided by the following independent members of the Compensation Committee:

Veronica G.H. Jordan, Chairperson

Sandra Brooks
 ____________________________
1.The information provided under the heading “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation program for our Named Executive Officers. In particular, this section focuses on our 2020 compensation program and related decisions. As a smaller reporting company, we are not required to include a “Compensation Discussion and Analysis” and are permitted to exclude certain executive compensation tables from our disclosure. We have elected to include a Compensation Discussion and Analysis as well as additional tables under Item 402 on a voluntary basis. As permitted under Item 402 of Regulation S-K, we are not including pay ratio disclosure in light of our status as a smaller reporting company.

Named Executive Officers During 2020

The following individuals who served as executive officers of the Company during 2020 were our “Named Executive Officers” for 2020:

Name	Positions
Valerie B. Palmieri	President, Chief Executive Officer
Robert Beechey	Chief Financial Officer

Compensation Philosophy and Objectives

Our executive compensation program for our Named Executive Officers is administered by the Compensation Committee of the Board. The Compensation Committee annually reviews our executive compensation program to evaluate whether it appropriately rewards performance that is tied to sound decision-making and creating stockholder value, and is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

The goal of our compensation program for our Named Executive Officers is the same as for the overall Company, which is to foster compensation policies and practices that attract, engage and motivate high caliber talent by offering compensation in a competitive range. We are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; attracts highly skilled, experienced and capable employees; and is fair and fiscally responsible.

The Compensation Committee has designed and implemented compensation programs for Named Executive Officers to reward them for improving our financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with us for long and productive careers. Because bonus and equity compensation play a key role in aligning our executives’ interests with our stockholders’ interests, annual incentives and equity incentives constitute an essential portion of Named Executive Officer compensation. We believe that our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives.

Base salary and annual incentives are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

In establishing compensation for the Named Executive Officers, the following are the Compensation Committee’s objectives:

•	Attract, retain, reward and motivate high performing executive talent;
•	Align senior officer compensation with our corporate strategies, business objectives and the long-term interests of our stockholders;
•	Increase the incentive to achieve key strategic, financial and operational performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;
•	Provide elements of compensation that, individually and in the aggregate, do not encourage excessive risk-taking; and

•

Enhance the officers’ incentive to increase the Company’s long-term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the Named Executive Officers’ compensation, including annual base salary, bonuses and equity compensation. The Compensation Committee also reviews projected payout obligations under several potential severance and change in control scenarios. In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies, which the Compensation Committee did utilize in 2020. The Compensation Committee determined that the Compensation Committee’s independent compensation consultant, Arnosti Consulting, Inc., had no conflicts of interest related to services rendered for the Compensation Committee. The Compensation Committee also receives input from the Chief Executive Officer regarding the compensation of all key employees other than her own compensation.

On June 23, 2020, we held a stockholder advisory vote on the compensation of our Named Executive Officers for 2020, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly voted to approve the 2020 compensation of our Named Executive Officers, as disclosed in the 2020 proxy statement, with approximately 99% of the shares present in person or by proxy voting “FOR” the proposal. Considering the results of this advisory vote, the Compensation Committee decided to retain our overall executive compensation philosophy and did not make any changes to our executive compensation program in response to the 2020 say-on-pay vote. The Compensation Committee believes that the elements of the Company’s executive compensation program are structured in a way that is supportive of the Company’s strategic objectives and is aligned with interests of the Company’s stockholders.

Peer Group

In evaluating 2020 executive compensation decisions, the Compensation Committee also considers peer group comparator data derived from the following companies: Accelerate Diagnostics, Inc., Castle Biosciences Inc., Chembio Diagnostics, Inc., Co-Diagnostics, Inc., Cytosorbents Corp, Derm Tech, Inc., Enzo Biochem Inc., Exagen Inc., Fulgent Genetics, Inc., GenMark Diagnostics, Inc., Meridian Bioscience Inc., NanoString Technologies Inc., Orasure Technologies Inc., Oxford Immunotec Global PLC, Personalis, Inc., Quanterix Corp, Quotient Ltd, T2 Biosystems, Inc., Veracyte, Inc. and VolitionRx.

Compensation Components

Our executive compensation program is designed to attract executives with the requisite skills deemed necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance.

Our compensation program is comprised of the following components for the Named Executive Officers:

•	Base Salaries;
•	Annual Incentive Bonus;
•	Equity Incentives;
•	Employment agreements providing for severance and change in control benefits; and
•	401(k) plan and health and welfare benefits.

The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of our compensation program.

Base Salaries. Executive salaries are determined based on the data from our comparator group, an evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of our financial condition. We believe that this approach ensures that our cost structure will allow us to remain competitive in the market. Salaries paid to the Named Executive Officers in fiscal 2020 were within a targeted range of the peer group aggregate. The Compensation Committee normally reviews and adjusts as appropriate the base salaries for the Named Executive Officers in the first half of each calendar year. For fiscal year 2020, there were no adjustments to the base salaries of the Named Executive Officers.

Annual Bonuses. Consistent with our objectives to tie a significant portion of the Named Executive Officers’ total compensation to our performance, all Named Executive Officers have a target bonus of a fixed percentage of their base salary. At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals, which typically include milestones and targets. The milestones and targets are formulated into specific metrics on which to measure performance and attainment of goals during the year. The Compensation Committee typically assigns weightings to the various performance goals to provide a balanced approach to the various factors applied to determining bonus amounts. For fiscal year 2020, these goals, milestones and targets, which were designed to be challenging yet achievable with strong management performance, focused primarily on the following:

•	Total revenue;
•	Volume of OVA1plus tests performed;
•	OVA1plus gross margin;
•	Operating income;
•	OVA360 prospective study; and
•	CA125 disparity study.

At the beginning of each fiscal year, the Compensation Committee establishes bonus payout targets for each Named Executive Officer. The Compensation Committee generally establishes the individual payout targets for each Named Executive Officer based on the executive’s position, level of responsibility and a review of the peer group. For 2020, the payout targets for each Named Executive Officer remained the same as the prior year and were as follows:

Target Opportunity (as a % of annual base salary)
Valerie B. Palmieri	50%
Robert Beechey	40%

After the close of each fiscal year, or other such timeframe as determined by the Compensation Committee, the Compensation Committee assesses the performance of each Named Executive Officer against the pre-established metrics and specific progress of the Company with respect to such metrics. Each Named Executive Officer receives a bonus based on his or her individual payout target and our performance measured relative to the performance goals and Company progress with respect to the pre-established metrics.

Despite the challenges resulting from the COVID-19 pandemic, the Compensation Committee determined that significant corporate progress had been made with respect to the pre-established metrics and, as a result, the bonus payout for each of the Named Executive Officers was paid at 100%. The following table sets forth the 2020 annual bonus payouts for each of our Named Executive Officers:

Annual Bonus Award
Valerie Palmieri	$200,000
Robert Beechey	$112,000

Equity Incentive Compensation. The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives.

In general, Named Executive Officers receive incentive stock option grants at the time of hire. Annually thereafter, they receive additional equity-based compensation as recommended by the Compensation Committee. Equity-based compensation is based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each Named Executive Officer varies based on the executive’s position and responsibilities. In addition, amounts are determined by comparing the level of equity-based compensation that is awarded to executives at the peer group companies.

The Compensation Committee granted equity-based compensation to the Named Executive Officers during the year ended December 31, 2020 in the form of stock options as follows:

Number of Securities
Name	Underlying 2020 Option Awards
Valerie B. Palmieri (1)	800,000
Robert Beechey (2)	300,000

(1)

500,000 stock options are subject to annual vesting over a period of four years. 300,000 stock options were performance-based grants with vesting based upon attainment of 2020 and 2021 goals related to (1) completion of major strategic partnership for portfolio expansion, (2) progress on technology transfer transactions, (3) initial OVAInherit (OVA360 trial) technology feasibility assessment initiated with partner and (4) completion of major strategic partnership for global distribution platform expansion by December 31, 2020. These performance goals have a measurement date of March 31, 2021, with the final vesting level not determined as of the date of this Proxy Statement.

(2)

200,000 stock options are subject to annual vesting over a period of four years. 100,000 stock options were performance-based grants with vesting based upon attainment of 2020 and 2021 goals related to (1) completion of major strategic partnership for portfolio expansion, (2) progress on technology transfer transactions, (3) initial OVAInherit (OVA360 trial) technology feasibility assessment initiated with partner and (4) completion of major strategic partnership for global distribution platform expansion by December 31, 2020. These performance goals have a measurement date of March 31, 2021, with final vesting level not determined as of the date of this Proxy Statement.

The Company’s 2019 Stock Incentive Plan generally authorizes us to make awards reserving the following recourse against a participant who does not comply with certain employment-related covenants, either during employment or for certain periods after ceasing to be employed: we may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards; rescind any exercise, payment or delivery pursuant to the award; or recapture any shares (whether restricted or unrestricted) or proceeds from the participant’s sale of shares issued pursuant to the award. These remedies are also generally available to us for awards that would have had a lower grant level, vesting, or payment if a participant’s fraud or misconduct had not caused or partially caused the need for a material financial restatement by us or any affiliate. In addition, all awards or proceeds from the sale of awards made or earned pursuant to the 2019 Stock Incentive Plan will be subject to the right of us to full recovery (with reasonable interest thereon) in the event that the Board determines reasonably and in good faith that any participant’s fraud or misconduct has caused or partially caused the need for a material restatement of our financial statements for any fiscal year to which the award relates.

Employee Benefits Programs. Our employee benefits program primarily consists of two components: (1) severance and change in control arrangements and (2) other broad-based benefits.

Severance and Change in Control Arrangements.  Under the terms of the Named Executive Officer’s employment agreements, each is eligible to receive severance benefits upon a termination by the Company without cause or by the executive officer due to good reason. The Compensation Committee believes that these arrangements are important in order to attract and retain executive officer talent as many of the peer group companies provide similar benefits.

In addition, the Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, the employment agreements include change in control provisions under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of the change in control provisions is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control. By providing this type of security, the employment agreements help ensure that the executive officers support any potential change in control transaction that may be considered in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation. The Compensation Committee believes that salary and benefits for one year for our President and Chief Executive Officer and nine months for our Chief Financial Officer are reasonable and appropriate to achieve the desired objectives of the agreements.

Other Benefits.  Our Named Executive Officers participate in our standard employee benefits programs, including medical, dental, vision, life, short-term and long-term disability insurance, 401(k) Plan and flexible spending accounts.

Method for Determining Compensation Amounts

In deciding on the type and amount of compensation for each executive, the Compensation Committee seeks to align the interests of the Named Executive Officers with those of our stockholders. In making compensation decisions, the Compensation Committee reviews the performance of the Company and carefully evaluates an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. The types and relative importance of specific financial and other business objectives vary among our Named Executive Officers depending on their positions and the particular operations or functions for which they are responsible. The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. The Compensation Committee seeks to structure compensation elements in a manner that optimizes the executive’s contributions to the Company, and reflects an evaluation of the compensation paid by our competitors.

The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. However, prior stock compensation gains are not considered in setting future compensation levels. The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

The Compensation Committee has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, or CEO. As part of this responsibility, the Committee oversees the design, development and implementation of the compensation program for the Named Executive Officers. The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee assess the performance of the CFO, the other Named Executive Officer, and the Compensation Committee determines his compensation after considering initial recommendations from the CEO.

Compensation Policies and Practices Regarding Risk Management

In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that our compensation policies and practices do not motivate imprudent risk-taking. Specifically, the Compensation Committee reviewed the following features of our compensation programs that guard against excessive risk-taking:

•	our annual incentive compensation is based on balanced performance metrics that we believe promote disciplined progress towards longer-term Company goals;
•	we do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value; and
•

our compensation awards are capped at reasonable and sustainable levels, as determined by a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies in the peer group.

Executive Officer Compensation

President and Chief Executive Officer. In connection with Ms. Palmieri’s appointment to the position of President and Chief Executive Officer, the Company and Ms. Palmieri entered into an amended and restated employment agreement, effective as of January 1, 2015. Pursuant to Ms. Palmieri’s employment agreement, the Company will pay Ms. Palmieri an annual base salary of $375,000. Effective April 1, 2019, Ms. Palmieri’s annual base salary was increased to $400,000 and was not further adjusted in 2020. In addition, Ms. Palmieri will be eligible for a bonus of up to fifty percent (50%) of her base salary for achievement of Company and individual performance-related goals to be established by the Compensation Committee (the “Performance Goals”). If Ms. Palmieri is terminated without cause or resigns for good reason (as these terms are defined in the employment agreement) and provided that she complies with certain requirements (including signing a standard separation agreement), under the employment agreement: (i) she will be entitled to continued payment of her base salary as then in effect for a period of 12 months following the date of termination; (ii) she will be entitled to continued health and dental benefits through COBRA premiums paid by the Company until the earlier of 12 months after termination or the time that she obtains employment with reasonably comparable or greater health and dental benefits and (iii) she will have a 12-month period after her termination of service (as employee, director or consultant) to exercise any and all of her options that had vested upon termination of employment to purchase Company common stock (subject to earlier expiration at the end of the option’s original term or Ms. Palmieri’s breach of her employment agreement or other agreement with the Company). In addition, if Ms. Palmieri is terminated without cause before the expiration of the performance period, she will be paid, on a pro rata basis, a bonus commensurate with the portion of the Performance Goals that have been achieved by the time of such termination. Finally, Ms. Palmieri’s employment agreement provides that if Ms. Palmieri’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the employment agreement), then, in addition to the severance obligations due to Ms. Palmieri as described above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (subject to earlier expiration at the end of the option’s original term).

Chief Financial Officer.  On December 18, 2017, we entered into an employment agreement with Robert Beechey. The employment agreement between the Company and Mr. Beechey provides that the Company would initially pay Mr. Beechey an annual base salary of $280,000. Under the employment agreement, Mr. Beechey is eligible for a bonus of up to 40% of his base salary for achievement of performance-related goals and milestones. The employment agreement provides that, in the event that Mr. Beechey is terminated without cause or resigns for good reason (as these terms are defined in the employment agreement), he is entitled to receive: (i) continued payment of his base salary as then in effect for a period of nine months following the date of termination; (ii) continued health and dental benefits paid by the Company until the earlier of nine months after termination or the time that Mr. Beechey obtains employment with reasonably comparable or better health and dental benefits and (iii) a 12-month period after termination to exercise any and all of his vested options to purchase the Company’s common stock (subject to earlier expiration at the end of the option’s original term). Additionally, if Mr. Beechey’s employment is terminated without cause or if he resigns for good reason within the 12-month period following a change in control (as the term is defined in the employment agreement), then, in addition to the severance obligations due to Mr. Beechey as described above, 100% of any then-unvested options previously granted by the Company will vest upon the date of such termination.

2020 Summary Compensation Table

The compensation earned by the Named Executive Officers for the years ended December 31, 2020 and December 31, 2019 was as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Valerie B. Palmieri	2020	$400,000	$—	$—	$351,800	$200,000	$—	$682	$952,482
President and Chief Executive Officer	2019	$393,750	$—	$—	$397,400	$150,000	$—	$682	$941,832
Robert Beechey	2020	$280,000	$—	$—	$130,800	$112,000	$—	$682	$523,482
Chief Financial Officer	2019	$280,000	$—	$—	$136,850	$84,000	$—	$682	$501,532

______________________

(1)

Represents option awards granted to the Named Executive Officers.  The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with ASC Topic 718, with the 2020 performance-based options valued based on the probable achievement of the performance goals at the time of grant. Under applicable accounting rules, there was no difference in the grant date fair value based on the probable achievement of the performance conditions as compared to maximum achievement of the performance conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 9, Employee Benefit Plans, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	Amount represents performance bonus for fiscal years 2020 and 2019.
(3)	All Other Compensation also includes Company paid insurance premiums of less than $1,000.

2020 Grants of Plan-Based Awards

The grants of plan-based awards to the Named Executive Officers during 2020 were as follows:

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other option awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($/sh) (4)	Grant date fair value of option awards($)(5)
		($)	($)	($)	(#)	(#)	(#)
Valerie B. Palmieri	2/12/2020	—	—	—	—	300,000	300,000	—	0.82	148,800
	3/19/2020	—	—	—	—	—	—	500,000	0.68	203,000
		1	200,000	300,000	—	—	—	—	—	—

Robert Beechey	2/12/2020	—	—	—	—	100,000	100,000	—	0.82	49,600
	3/19/2020	—	—	—	—	—	—	200,000	0.68	81,200
		1	112,000	168,000	—	—	—	—	—	—

(1)

These columns show the potential value of the payout for each Named Executive Officer in 2020 if the threshold, target or maximum goals were satisfied for all performance measures under the Company’s annual incentive plan. The performance goals and salary and bonus multiples for determining the payout are described in the “Compensation Discussion and Analysis” section. The 2020 payouts are included in the “2020 Summary Compensation Table.”

(2)

These columns show the potential number of stock options which will vest if performance criteria are met during 2020 and 2021. The performance goals for determining vesting are described in the “Compensation Discussion and Analysis” section.

(3)	Stock options granted vest 25% annually over a four year period, subject to the Named Executive Officer’s continued employment through the applicable vesting date.
(4)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the date of grant.
(5)

This column shows the grant date fair value under ASC Topic 718 of stock options awards granted to Named Executive Officers in 2020, with the 2020 performance-based options valued based on the probable achievement of the performance goals at the time of grant. The option grant date fair value was calculated using the Black-Scholes value on the grant date and is the amount the Company will expense in its financial statements over the award’s vesting schedule. More information regarding these awards is included the “Compensation Discussion and Analysis” section as well as in Note 9 to the Annual Report on Form 10-K for the year ended December 31, 2020.

2020 Outstanding Equity Awards at Fiscal Year-End

The outstanding equity awards held by the Named Executive Officers as of December 31, 2020 were as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Valerie Palmieri	175,000	—	—	$ 1.55	10/22/2024	—	—	—	—
	400,000	—	—	$ 1.95	1/2/2025	—	—	—	—
	450,000	—	—	$ 1.57	3/16/2026	—	—	—	—
	100,000	—	—	$ 0.89	11/7/2026	—	—	—	—
	337,500	112,500	—	$ 2.14	3/22/2027(1)	—	—	—	—
	225,000	225,000	—	$ 1.11	4/13/2028(1)	—	—	—	—
	62,500	62,500	—	$ 0.47	1/8/2029(2)	—	—	—	—
	112,500	337,500	—	$ 1.29	3/26/2029(1)	—	—	—	—
	—	—	300,000	$ 0.82	2/12/2030(2)	—	—	—	—
	—	500,000	—	$ 0.68	3/19/2030(1)	—	—	—	—
Robert Beechey	112,500	37,500	—	$ 2.05	12/17/2027(1)	—	—	—	—
	75,000	75,000	—	$ 1.11	4/13/2028(1)	—	—	—	—
	25,000	25,000	—	$ 0.47	1/8/2029(1)	—	—	—	—
	37,500	112,500	—	$ 1.29	3/26/2029(1)	—	—	—	—
	—	—	100,000	$ 0.82	2/12/2030(2)	—	—	—	—
	—	200,000	—	$ 0.68	3/19/2030(1)	—	—	—	—

____________________

(1)	Stock options vest in four equal annual installments beginning one year following the vesting commencement date.
(2)

Represents stock options which will vest upon attainment of performance goals in 2020 and 2021. The performance goals for determining vesting are described in the “Compensation Discussion and Analysis” section. The estimates used and maximum grant date fair value are described in the “2020 Summary Compensation Table”.

Potential Payments Upon Termination

The following table set forth amounts payable to the Named Executive Officers if such officer had been terminated as of December 31, 2020:

Name	Termination Scenario	Continued Payment of Base Salary	Immediate Vesting of Stock Options(3)	Health and Dental Insurance Benefits(4)
Valerie Palmieri	Termination(1)	$400,000	$—	$22,060
	Within 12 Months After Change-in Control(2)	400,000	8,775,375	22,060
	For cause	—	—	—
Robert Beechey	Termination(1)	210,000	—	21,215
	Within 12 Months After Change-in Control(2)	210,000	3,155,500	21,215
	For cause	—	—	—

____________________

(1)

Termination includes the following separation scenarios: involuntary termination not for cause or resignation for good reason (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us).

(2)

Termination of employment by us for reasons other than for cause or by the Named Executive Officer for good reason within the 12-month period following a change in control (as defined in the respective employment agreements).

(3)

Reflects the difference between the exercise price of all options that would have vested upon such a termination and $6.71 (the December 31, 2020 closing price of our common stock). These amounts are in addition to the existing value of options vested at December 31, 2020.

(4)

Assumes each Named Executive Officer does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

The Company is providing stockholders with an opportunity to vote to approve, on an advisory basis, the Company’s executive compensation, in accordance with Section 14A of the Exchange Act. The advisory vote to approve executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote to approve executive compensation is not a vote on the Company’s general compensation policies or the compensation of the Company’s Board. The Company is required to hold the advisory vote to approve executive compensation at least once every three years. At the 2017 annual meeting of stockholders (“2017 Annual Meeting”), the Company asked stockholders to indicate if it should hold an advisory vote to approve the compensation of Named Executive Officers every one, two or three years. In accordance with the vote results at the 2017 Annual Meeting, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation.

We believe that our compensation policies and procedures seek to reward our Named Executive Officers for improving our financial and operating performance and leadership excellence, align their interests with those of our stockholders and encourage them to remain with us for long and productive careers. Because bonus and equity compensation play a key role in aligning our executives’ interests with our stockholders’ interests, annual incentives and equity incentives constitute an essential portion of Named Executive Officer compensation. We believe that our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

Specifically, the Compensation Committee believes that the structure of the executive compensation program support the following compensation objectives:

•	Attract, retain, reward and motivate high performing executive talent;
•	Align senior officer compensation with our corporate strategies, business objectives and the long-term interests of our stockholders;
•	Increase the incentive to achieve key strategic, financial and operational performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;
•	Provide elements of compensation that, individually and in the aggregate, do not encourage excessive risk-taking; and
•

Enhance the officers’ incentive to increase the Company’s long-term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee believes that the design of the executive compensation program, which is intended to reward Named Executive Officers for improving our financial and operating performance and leadership excellence, along with reasonable severance pay multiples, contribute to an executive compensation program that is competitive yet strongly aligned with stockholder interests.

For the reasons discussed above, the Board of Directors is asking you to indicate your support for our Named Executive Officer compensation by voting “FOR” the following “say-on-pay” resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 23, 2021 (unless otherwise indicated), by (1) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our Named Executive Officers, and (4) all of our directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Shares of common stock, which are issued and outstanding, are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock which are issuable upon exercise of options or warrants or the vesting of RSUs are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such securities only if such securities are exercisable within 60 days of April 23, 2021, and, in any event, solely for purposes of calculating that person’s percentage ownership of the common stock (and not for purposes of calculating the percentage ownership of any other person).

Except where otherwise indicated, the number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 111,946,449 shares of common stock outstanding as of April 23, 2021, plus (ii) such number of shares of common stock as are issuable pursuant to RSUs, options or warrants held by that person (and excluding RSUs, options and warrants held by other persons) which may vest or be exercised within 60 days of April 23, 2021.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Beneficial Owners of More than 5%:
Jack W. Schuler(1)	25,751,787	23.0%
100 N. Field Drive, Suite 360
Lake Forest, IL 60045
Larry N. Feinberg(2)	9,105,422	8.1%
c/o Oracle Investment Management, Inc.
200 Greenwich Avenue
Greenwich, CT 06830
H. George Schuler(3)	8,596,795	7.7%
100 N. Field Drive, Suite 360
Lake Forest, IL 60045
Tino Hans Schuler(4)	8,571,237	7.7%
100 N. Field Drive, Suite 360
Lake Forest, IL 60045
Tanya Eve Schuler(5)	7,748,827	6.9%
100 N. Field Drive, Suite 360
Lake Forest, IL 60045
Seamark Capital, LP(6)	6,331,546	5.7%
223 Wilmington West Chester Pike, Suite 115
Chadds Ford, PA 19317
Directors and Named Executive Officers:
Sandra Brooks (7)	7,364	*
Veronica G.H. Jordan (8)	500,743	*
James T. LaFrance (9)	931,235	*
Nicole Sandford (10)	24,452	*
David R. Schreiber (11)	171,521	*
Valerie B. Palmieri (12)	2,760,594	2.4%
Robert Beechey (13)	660,000	*

All Directors and Executive Officers as a Group (7 persons)	5,055,909	4.5%

_____________________
*    Less than 1%

(1)

Based on the information provided in Amendment No. 12 to Schedule 13D filed with the SEC on July 6, 2020 by Jack W. Schuler with respect to himself and the Jack W. Schuler Living Trust (collectively, the “Jack Schuler Reporting Persons”). The Jack Schuler Reporting Persons reported that they have shared voting and dispositive power with respect to 25,751,787 shares of our common stock. The ownership reported above includes (i) 25,394,517 shares of our common stock held by the Jack W. Schuler Living Trust; and (ii) 357,270 shares of our common stock held by the Foundation. Pursuant to the Stockholders Agreement, Mr. Jack W. Schuler is entitled to designate one individual to be nominated by the Company to serve on the Company’s Board of Directors. Mr. Jack W. Schuler is the sole trustee of the Jack W. Schuler Living Trust. Mr. Jack W. Schuler disclaims any beneficial ownership in any of the shares of our common stock held by the Foundation. In addition, Mr. Jack W. Schuler has no pecuniary interest, as such term is used for purposes of Section 16 of the Exchange Act, in any of the Shares held by the Foundation.

(2)

Based on the information provided in Amendment No. 10 to Schedule 13D filed with the SEC on August 19, 2020 by Larry N. Feinberg with respect to himself, Oracle Associates, LLC (“Oracle Associates”), Oracle Partners, L.P. (“Oracle Partners”), Oracle Investment Management, Inc. (“Investment Management”), Oracle Ten Fund, LP (“Ten Fund”) and Oracle Institutional Partners, L.P. (“Institutional Partners”) (Mr. Feinberg, together with Oracle Associates, Oracle Partners, Investment Management, Ten Fund and Institutional Partners, the “Oracle Reporting Persons”). The Oracle Reporting Persons reported that each of Mr. Feinberg, Oracle Associates and Investment Management has shared voting and dispositive power with respect to 9,105,422 shares of our common stock; Oracle Partners has shared voting and dispositive power with respect to 6,019,441 shares of our common stock; Ten Fund has shared voting and dispositive power with respect to 1,941,120 shares of our common stock; and Institutional Partners has shared voting and dispositive power with respect to 1,144,861 shares of our common stock. Pursuant to the Stockholders Agreement, Oracle Partners and Ten Fund are together entitled to designate one individual to be nominated by the Company to serve on the Company’s Board of Directors. Oracle Associates is the general partner of each of Oracle Partners, Ten Fund and Institutional Partners. Investment Management is the investment manager to Ten Fund and

Institutional Partners. Mr. Feinberg is the managing member of Oracle Associates and the sole stockholder, director and president of Investment Management.
(3)

Based on the information provided in Amendment No. 13 to Schedule 13D filed with the SEC on February 10, 2021 by H. George Schuler with respect to himself and the Therese Heidi Schuler Trust (collectively, the “George Schuler Reporting Persons”). The George Schuler Reporting Persons reported that Mr. H. George Schuler had shared voting and dispositive power with respect to 8,596,795 shares of our common stock. The ownership reported above includes (i) 6,748,537 shares of our common stock held by the Therese Heidi Schuler Trust; (ii) 1,680,954 shares of our common stock held by the Grandchildren LLC; (iii) 26,000 shares of our common stock held by Gayle Schuler; and (iv) 141,304 shares of our common stock held by Seascape Partners L.P. Mr. H. George Schuler is the sole trustee of the Therese Heidi Schuler Trust,  is the manager of each of the Grandchildren LLC and Seascape Partners L.P. and is the spouse of Gayle Schuler.

(4)

Based on the information provided in Amendment No. 12 to Schedule 13D filed with the SEC on July 6, 2020 by Tino Hans Schuler with respect to himself and the Tino Hans Schuler Trust (collectively, the “Tino Schuler Reporting Persons”). The Tino Schuler Reporting Persons reported that they had shared voting and dispositive power with respect to 8,571,237 shares of our common stock. The ownership reported above includes (i) 6,570,859 shares of our common stock held by the Tino Hans Schuler Trust; (ii) 1,000,190 shares of our common stock held by the Schuler Descendants Trust; and (iii) 1,000,188 shares of our common stock held by the JS Grandchildren Trust. Tino Hans Schuler is the sole trustee of the Tino Hans Schuler Trust and the co-trustee of the Schuler Descendants Trust and the JS Grandchildren Trust.

(5)

Based on the information provided in Amendment No. 13 to Schedule 13D filed with the SEC on February 10, 2021 by Tanya Schuler Sharman with respect to herself and the Tanya Eva Schuler Trust (collectively, the “Tanya Schuler Sharman Reporting Persons”). The Tanya Schuler Sharman Reporting Persons reported that they had shared voting and dispositive power with respect 7,748,827 shares of our common stock. Tanya Schuler Sharman is the sole trustee of the Tanya Eva Schuler Trust. The ownership reported above includes (i) 6,748,637 shares of our common stock held by the Tanya Eva Schuler Trust and; (ii) 1,000,190 shares of our common stock held by held by the Schuler Descendants Trust.

(6)

Based on the information provided in Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2021 by Seamark Capital, L.P. with respect to itself, John D. Fraser and David T. Harrington (collectively, the “Seamark Reporting Persons”). The Seamark Reporting Persons reported that they were the beneficial holders in the aggregate of 6,256,546 shares of our common stock. They also reported that Seamark Capital, L.P. had shared voting and dispositive power with respect to 5,024,947 shares of our common stock, John D. Fraser had sole voting and dispositive power over 331,599 shares of our common stock and shared voting and dispositive power over 5,024,947 shares of our common stock, and David T. Harrington had sole voting and dispositive power over 900,000 shares of our common stock and shared voting and dispositive power over 5,024,947 shares of our common stock. John D. Fraser and David T. Harrington are Co-Managing Partners of Seamark Capital, L.P., which is the sole Investment Advisor to the Seamark Fund, L.P., a passive investment partnership vehicle. In connection with the underwritten public offering of our common stock that we completed on February 8, 2021, Seamark Capital, L.P. purchased 75,000 shares of our common stock.

(7)	Includes 3,682 RSUs vesting within 60 days of April 23, 2021.
(8)	Includes 4,111 RSUs and 221,444 shares issuable upon exercise of stock options vesting within 60 days of April 23, 2021.
(9)	Includes 2,301 RSUs and 513,398 shares issuable upon exercise of stock options vesting within 60 days of April 23, 2021.
(10)	Includes 3,976 RSUs vesting within 60 days of April 23, 2021.
(11)	Includes 2,015 RSUs vesting within 60 days of April 23, 2021.
(12)	Includes 2,537,500 shares issuable upon exercise of stock options vesting within 60 days of April 23, 2021.
(13)	Includes 450,000 shares issuable upon exercise of stock options vesting within 60 days of April 23, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Resulting from 2013 Private Placement

In connection with a May 8, 2013 private placement, on May 13, 2013, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain of the purchasers in the private placement (the “2013 Purchasers”). Among other things, the Stockholders Agreement provides certain of the 2013 Purchasers with rights to participate in any future equity offerings by the Company on the same price and terms as other investors. Pursuant to the Stockholders Agreement, certain of the 2013 Purchasers were offered the opportunity to participate in the underwritten public offering of our common stock that we completed on June 28, 2019 (the “2019 Offering”), and Jack W. Schuler and certain trusts and other entities affiliated with Jack W. Schuler,  H. George Schuler and Tino Hans Schuler purchased shares of our common stock in the 2019 Offering. Valerie Palmieri, our President and Chief Executive Officer and a current director, also purchased shares of our common stock in the 2019 Offering. The 2019 Offering resulted in net proceeds to the Company, after deducting underwriting discount, commissions and offering expenses, of approximately $13.5 million. Certain of the 2013 Purchasers were also offered the opportunity in the private placement of our common stock that we completed on July 8, 2020 (the “2020 Private Placement”), and certain trusts and other entities affiliated with Jack W. Schuler, H. George Schuler, Tino Hans Schuler, Tanya Eve Schuler and Matthew Strobeck purchased shares of our common stock.  The 2020 Private Placement resulted in net proceeds to the Company, after deducting expenses, of approximately $10.6 million.  Certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on February 8, 2021 (the “2021 Offering”), and certain trusts and other entities affiliated with H. George Schuler and Tanya Eve Schuler, as well as Seamark Capital, L.P., purchased shares of our common stock.  The 2021 Offering resulted in net proceeds to the Company of approximately $44.2 million, after deducting underwriting discounts and offering expenses.

In addition, in connection with the May 8, 2013 private placement, Oracle Partners, LP and Oracle Ten Fund Master LP, together, and Jack W. Schuler (the “Principal Purchasers”) received rights to prohibit the Company from taking any of the following actions unless agreed to by at least one of the Principal Purchasers:

•	Making any acquisition with a value greater than $2 million;
•

Entering into, or amending the terms of our agreements with Quest Diagnostics, which consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

•	Submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board;
•	Offering, selling or issuing any securities senior to the Company’s common stock;
•	Amending our Certificate of Incorporation or Bylaws in any manner that effects the rights, privileges or economics of the Company’s common stock or warrants;
•	Making any action that would result in a change in control of the Company or an insolvency event;
•	Paying or declaring dividends or distributing the assets of the Company; or
•	Adopting or amending any shareholder rights plan.

In addition, the Principal Purchasers each received the right to nominate a member to serve on our Board. Dr. Eric Varma was designated as a Board nominee by Oracle Partners, LP and Oracle Ten Fund Master, LP pursuant to the Stockholders Agreement and was appointed as a director on September 12, 2013. Dr. Varma did not stand for re-election at the 2018 annual meeting of the stockholders of the Company. Oracle Partners, LP and Oracle Ten Fund Master, LP have not yet notified the Company of the person who will succeed Dr. Varma as the Oracle Partners, LP and Oracle Ten Fund Master, LP designee on the Board. James T. LaFrance was designated as a Board nominee by Jack W. Schuler. The Board appointed Mr. LaFrance as a director and Chairperson of the Board on December 12, 2013.

The rights and prohibitions of the 2013 Purchasers under the Stockholders Agreement terminate for each 2013 Purchaser when it ceases to own or hold less than 50% of the shares, warrants or warrant shares than were purchased at the closing of the private placement.

Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers, which require us to indemnify our directors and officers to the fullest extent permitted by law in the State of Delaware.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2021, and recommends that stockholders vote for ratification of such selection. Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee may reconsider its selection.

BDO USA, LLP was appointed as our independent registered public accounting firm by the Audit Committee of the Board in April 2012. It is currently serving as our independent registered public accounting firm. BDO USA, LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

One or more representatives of BDO USA, LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Audit Fees and Non-Audit Fees

The following is a summary of the fees and services provided by BDO USA, LLP for 2020 and 2019.

	2020	2019
Audit fees	$293,680	$248,681
Audit-related fees	—	—
Tax fees	54,630 (1)	24,915 (1)
All other fees	—	—
Total	$348,310	$273,596

____________________

(1)	Represent fees for the preparation of our 2019 and 2018 federal and state tax returns.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, compensating and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by our independent registered public accounting firm.  The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to the Chairperson of the Audit Committee for review and approval. Any requests that are approved by the Chairperson of the Audit Committee are then aggregated and submitted to the Audit Committee for approval at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services.

All audit, audit-related, tax and other services, which include all permissible non-audit services, provided to us by BDO USA, LLP were pre-approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of those services by BDO USA, LLP were compatible with the maintenance of the independent registered public accounting firm’s independence.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and BDO USA, LLP which audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2020. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received from BDO USA, LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the audit committee concerning independence and has discussed with BDO USA, LLP the firm’s independence from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully Submitted by:

Members of the Audit Committee

David R. Schreiber, Chairperson

Veronica G.H. Jordan, Ph.D.

Nicole Sandford

 _____________________________
1. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

We filed an Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC on March 31,  2021, as was amended by the Form 10-K/A we filed with the SEC on April 30, 2021 (the “Annual Report”). Stockholders may obtain a copy of the Annual Report, free of charge, by writing to Aspira Women’s Health Inc., Attn: Investor Relations, 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738. In addition, copies of our annual, quarterly and current reports are available at http://www.aspirawh.com.

Our management and our Board know of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board as to any proposal properly presented at the Annual Meeting, or if no recommendation is made by the Board, then pursuant to the authority granted in the proxy.

IMPORTANT NOTE

The matters to be considered at the Annual Meeting are of great importance to our stockholders.  Accordingly, you are urged to read and carefully consider the information presented in this proxy statement. Your vote is important, no matter how many or how few shares you hold. Please vote your shares by Internet today or request a proxy card to sign, date and return as soon as possible. If your shares are held in street name, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account at your broker to ensure that a proxy is voted on your behalf.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Valerie B. Palmieri_____________________ Valerie B. Palmieri President, Chief Executive Officer and Director

Austin, Texas
May 7,  2021

ASPIRA WOMEN'S HEALTH’ Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. H INTERNET/MOBILE - ' www.proxypush.com/AWH Use the Internet to vote your proxy. Scan code below for mobile voting. 9 PHONE -1-866-883-3382 Use a touch-tone telephone to vote your proxy. . . MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by June 21,2021. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please detach here Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 ASPIRA WOMEN’S HEALTH INC.’s Board of Directors recommends a vote “FOR” each of the director nominees listed in proposal 1 and “FOR” proposals 2 and 3. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Sandra Brooks. M.D.. M.B.A. I I I LI 04 Valerie B. Palmieri 02 Veronica G.H. Jordan. Ph.D. 05 Nicole Sandford 03 James T. LaFrance 2. Advisory vote to approve the compensation of the Company’s named executive officers. I I For Against Abstain 3. Proposal to ratify the selection of BDO USA. LLP as the Company’s independent registered public accounting firm for the year ending December 31. 2021. □ For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND £QB PROPOSALS 2 AND 3. Date  Address Change? Mark box. sign, and indicate changes below: Signatures) in Box Please sign exactly as your names) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators. etc., snould include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ASPIRA WOMEN’S HEALTH INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 22, 2021
8:00 a.m. (Eastern Daylight Time) Online via live webcast at: reqister.proxypush.com/awh To register for the virtual meeting, please follow the instructions below: Visit register.proxypush.com/awh on your smartphone, tablet or computer. As a stockholder, you will then be required to enter your control number which is located in the upper right hand comer on the reverse side of this proxy card. After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. ASPIRA WOMEN’S HEALTH INC. 12117 Bee Caves Road, Building III, Suite 100 Austin, Texas 78738 proxy THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The signatory hereby appoints each of Valerie B. Palmieri and Robert Beechey, with full power of substitution, as the lawful attorney and proxy of the signatory, revoking all proxies previously given, and hereby authorizes each of them to vote as designated on the reverse side, and, in his or her discretion, upon such other business as may properly be presented at the meeting, all of the shares of common stock of ASPIRA WOMEN’S HEALTH INC. which the signatory shall be entitled to vote at the Annual Meeting of Stockholders to be held on June 22, 2021, and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed by the stockholder(s) signing on the reverse side. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR" PROPOSALS 2 AND 3 ON THE REVERSE SIDE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. (TO BE SIGNED ON REVERSE SIDE)